SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-84579

                                    WODFI LLC
             (Exact name of registrant and originator of the Trust
                          as specified in its charter)

                          WORLD OMNI MASTER OWNER TRUST
                       (Issuer with respect to the Notes)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                                   65-0934017
                      (IRS Employer Identification Number)

                                    WODFI LLC
                               190 NW 12th Avenue
                         Deerfield Beach, Florida 33442
    (Address of registrant's principal executive offices, including Zip Code)

           World Omni Master Owner Trust, Series 2001-1, Class A Notes World Omni Master Owner Trust, Series 2001-1, Class B Notes
            (Title of each class of securities covered by this Form)

                                      None
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the
       appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i) [ ] Rule 12h-3(b)(1(ii) [ ]
                Rule 12g-4(a)(1)(ii)[ ] Rule 12h-3(b)(2)(i) [ ]
                Rule 12g-4(a)(2)(i) [ ] Rule 12h-3(b)(2)(ii)[ ]
                Rule 12g-4(a)(2)(ii)[ ] Rule 15d-6          [X]
                             Rule 12h-3(b)(1)(i) [ ]

Approximate number of holders of record as of the certification or notice date: respectively, for each Class described above

         World Omni Master Owner Trust, Series 2001-1, Class A Note: 14 World Omni Master Owner Trust, Series 2001-1, Class B Note: 2



Pursuant to the requirements of the Securities Exchange Act of 1934 the undersigned WODFI LLC, as originator of the World Omni Master Owner Trust, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: October 24, 2003                          WODFI LLC


                                                By: /s/ ALAN R. KIRSCHENBAUM
                                                Name: Alan R. Kirschenbaum
                                                Title: Assistant Treasurer